EXHIBIT 23


                        Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of St. Jude Medical Inc. of our report dated February 9, 1995, included in the 1994 Annual Report to Shareholders of St. Jude Medical, Inc.

We also consent to the incorporation by reference in Registration Statement No. 33-9262; Registration Statement No. 33-29085; Registration Statement No. 33-41459; Registration Statement No. 33-48502 and Registration Statement No. 33-54435 on Form S-8 of our reports dated February 9, 1995, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. included in or incorporated by reference in the Annual Report (Form 10K) for the year ended December 31, 1994.



/s/ Ernst & Young, LLP

Minneapolis, Minnesota
March 29, 1995